                                                                    Exhibit 10.6

                         STANDARD DISTRIBUTION AGREEMENT
                           VALUE ADDED RESELLER (VAR)

         THIS AGREEMENT is entered into as of the 20 day of June 1998, by and between HealthGate Data Corp., a Delaware corporation, having an address at 380 Pleasant Street, Suite 230, Malden, MA 02148 (hereinafter referred to as "HealthGate") and Data General Corporation a Delaware corporation, having an address at 3400 Computer Drive, Westborough, MA 01580 (hereinafter referred to as "VAR").

                                   WITNESSETH:

         WHEREAS, VAR markets and sells to companies, institutions and other entities, alone or in combination with others, interactive information, communication and transactional services (whether presently existing or hereafter developed referred to herein as the "VAR Services"); and

         WHEREAS, HealthGate offers several series of information including the MEDLINE database and other databases through HealthGate's Internet sites, including HealthGate's Internet sites having the following URLs:
http://www.healthgate.com and http://beWELL.com (the "HealthGate Sites");

         WHEREAS, VAR and HealthGate wish to enter into an agreement providing for VAR to sell and license certain of HealthGate's series of databases available through the Internet and other HealthGate products and services to VAR's clients and prospects through a Co-Branded Site (as defined in Section 1.1) designed for the VAR's clients and prospects.

         NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.   CO-BRANDED SITE; RELICENSING; AUTHORIZED USERS; LINKS TO CO-BRANDED SITE

        1.1 CO-BRANDED SITE. HealthGate will design, develop, host and maintain, if applicable, a customized site that can be accessed by the Authorized Users (as defined in Section 1.3) and contain databases and information, including the HealthGate Series of Products (the "Co-Branded Site"). Each Co-Branded Site shall be subject to a separate End-User Agreement, by and among HealthGate, VAR and the Corporate/Institutional Account (as defined in Section 1.2), substantially in the form of SCHEDULE E hereto, which sets forth, among other matters, the following: (i) the specific databases and information available at the Co-Branded Site through HealthGate; (ii) whether advertising and sponsorship messages shall be available on the Co-Branded Site; and (iii) specification, customization and responsibility concerning the design, development, hosting and maintenance of the Co-Branded Site; and (iv) usage and overage charges

        1.2 RELICENSING. VAR shall market, sell and license to institutions, companies, corporations and other entities ("Corporate/Institutional Accounts") access to HealthGate Series of Products (as defined in Section 2.1, below) pursuant to the terms of this Agreement. With the exception of the defined "VAR Territory", as defined in Schedule D, VAR shall contact HealthGate and register each prospect in advance of licensing a HealthGate Series of Products to a Corporate/Institutional Account. HealthGate may reject to the proposed transaction with the potential Corporate/Institutional Account, if such Corporate/Institutional Account is outside the VAR Territory.

        1.3 AUTHORIZED USERS. For the purposes of this Agreement, "Authorized User" shall mean (i) Corporate/Institutional Accounts that have been licensed to access the "Co-Branded Site" pursuant to an End-User Agreement; and (ii) persons who access a Corporate/Institutional Account through such entity's Intranet or Internet access pursuant to the terms of the End-User Agreement.

         1.4 LINKS TO CO-BRANDED SITE; INTERACTIONS BETWEEN SITES. HealthGate will accept links from the Corporate/Institutional Account's Internet or Intranet site(s) to the Co-Branded Site. On the Co-Branded Site, HealthGate will accept queries posed by an Authorized User and return to the Authorized User the results of said queries to the Co-Branded Site.

         All such interactions between the two sites will be conducted according to mutually agreed upon standards. The Co-Branded Site shall contain prominent reference to HealthGate and prominently feature HealthGate's logo in a manner acceptable to HealthGate. In the event the parties do not mutually agree upon the interaction standards within 30 days of the date of the applicable End-User Agreement, such standards shall be established by HealthGate to be consistent with the interaction standards utilized by HealthGate in its other VAR or similar arrangements.


II.  HEALTHGATE SERIES OF PRODUCTS

         2.1 HEALTHGATE SERIES OF PRODUCTS. Following receipt by HealthGate of the applicable fully- executed End-User Agreement (SCHEDULE E) and VAR purchase orders, Authorized Users shall have access via the Co-Branded Site to one or more of the series of databases listed on SCHEDULE A attached hereto (the "HealthGate Series of Products").

         2.2 EXCLUSIVITY. VAR agrees that during the term of this agreement it shall not market, license or provide links or access from its sites to any other entity's products or services that are similar in nature to those of HealthGate Series of Products.

III.  FEES

         3.1 LICENSE FEES. Annual list price license fees and annual license fees chargeable by HealthGate to VAR for each of the HealthGate Series of Products are set forth in SCHEDULE A. Unless otherwise expressly agreed to in writing by HealthGate, license fees to HealthGate are payable in advance.

         3.2 ADVERTISING AND OTHER FEE ARRANGEMENTS. Arrangements concerning advertising or other fee arrangements, if any, are set forth on SCHEDULE B attached hereto.

        3.3 PROFESSIONAL SERVICES AND CUSTOM DEVELOPMENT (SETUP CHARGES). Arrangements concerning other professional services, custom development or setup fees, if any, are set forth on SCHEDULE C attached hereto.

         3.4 LATE FEES. All late fee payments shall accrue interest at the rate of twelve percent (12%) per annum.


IV.  TERM AND TERMINATION

        4.1 TERM. This Agreement shall be effective on June 20, 1998, and shall continue in effect until ____, ____ (the "Initial Scheduled Expiration Date"), unless otherwise terminated as provided hereunder.

         4.2 RENEWAL. Unless notice of intent not to renew is given by either party at least ninety (90) days prior to the then current Scheduled Expiration Date, this Agreement shall be automatically extended for an additional twelve-month period.

         4.3 TERMINATION FOR BREACH. Each party hereto shall have the right to terminate this Agreement in the event that the other party has materially breached this Agreement; provided, however, that no such termination shall be effective unless (i) the terminating party provides at least ten (10) days written notice (the "Termination Notice") to the other party setting forth the facts and circumstances constituting the breach, and (ii) the party alleged to be in default does not cure such default within thirty (30) days following receipt of the Termination Notice. In the event that the nature of the default specified in the Termination Notice cannot be reasonably cured within thirty
(30) days following receipt of the Termination Notice, a party shall not be deemed to be in default if such party shall, within such thirty (30) day period, present an agreed upon plan to cure the default, commences curing such default and thereafter diligently prosecutes the same to completion. If the breach specified in the Termination Notice is timely cured or cure is commenced and diligently pursued, as provided above, the Termination Notice shall be deemed rescinded and the Agreement shall continue in full force and effect.

         4.4 POST TERMINATION OBLIGATIONS. (a) PAYMENTS. In the event of any termination of this Agreement by either party, all fees previously due or owing by either party as of the date of termination will be immediately due and payable in full to the other party.

         (b) SEVERANCE OF LINKS AND DISCONTINUANCE OF PROMOTION OF CO-BRANDED SITE. Within ten (10) business days of any termination by either party of this Agreement, both parties will destroy advertising or promotional materials, if any, containing any reference to the other party or their products.

         (c) CONTINUING ACCESS FOR PAID CORPORATE/INSTITUTIONAL ACCOUNTS. Notwithstanding the termination of this Agreement, HealthGate shall continue to make available access to the HealthGate Series of Products to Corporate/Institutional Accounts following termination of this agreement (i) to the extent that HealthGate has received prior to such termination from VAR or such Corporate/Institutional Account prepayment of licensing fees and (ii) provided such Corporate/Institutional Account was not directly or indirectly involved in the breach or default giving rise to the termination of this agreement.

V.  HEALTHGATE TRADEMARKS

         5.1 HEALTHGATE TRADEMARKS. Notwithstanding the limited right to use HealthGate's name, logo and other marks created or utilized by HealthGate (collectively the "HealthGate Trademarks") on the Co-Branded Sites, VAR recognizes and acknowledges HealthGate's representation that HealthGate is the sole owner of the HealthGate Trademarks and all rights therein and the goodwill pertaining thereto belong exclusively to HealthGate. VAR recognizes and acknowledges HealthGate's representation that HealthGate Trademarks have acquired a secondary meaning and are associated with high quality services and products available from HealthGate. Accordingly, the VAR is authorized to use the HealthGate Trademarks in accordance with the applicable trademark laws in conjunction with the sales and marketing effort surrounding the HealthGate services to the VAR territory. Any other use of the HealthGate Trademarks is subject to written approval by HealthGate

         VAR acknowledges HealthGate's representation that each HealthGate Trademark is and will remain the exclusive property of HealthGate and all use by the Co-Branded Site, Corporate/Institutional Accounts or VAR of any HealthGate Trademark will inure solely to the benefit of HealthGate. Neither this Agreement nor any rights granted hereunder will operate as a transfer to VAR or Corporate/Institutional Accounts or the Co-Branded Site of any rights in or to any HealthGate Trademark, except for the limited rights expressly granted under this Agreement. VAR will not take any action that would undermine, conflict with, or be contrary to the rights and interest of HealthGate, including, without limitation, any use of, or attempt to register, any trademark, service mark or trade name substantially similar to any HealthGate Trademark.

         All advertising and promotional material for the Co-Branded Sites or the HealthGate Series of Products, which contains any HealthGate Trademark, shall be subject to review and approval by HealthGate (which approval shall not be unreasonably withheld).

VI.  REPRESENTATIONS, WARRANTIES AND RELATED AGREEMENTS.

         6.1 HEALTHGATE'S REPRESENTATIONS AND WARRANTIES. HealthGate represents and warrants that (i) it has the right and authority to enter into this Agreement, (ii) the HealthGate Series of Products are either HealthGate's own and original creation or are validly licensed to HealthGate for use by others or are in the public domain; (iii) it has full ownership of the HealthGate Trademarks.

         6.2 COMPLIANCE WITH LAWS. Except to the extent such obligation is expressly assumed by VAR, HealthGate shall, at its own expense, comply with any laws relating to the sale, lease, or license of the HealthGate Series of Products, and shall procure all licenses and pay all fees and other charges required thereby.

         6.3 VAR REPRESENTATIONS AND WARRANTIES. VAR represents and warrants that (i) it has the right to enter into this Agreement, (ii) VAR's agreements with its Corporate/Institutional Accounts shall be consistent with the terms and conditions of this Agreement; and (iii) VAR shall not commit HealthGate to provide the HealthGate Series of Products or any other HealthGate Service or product without HealthGate's express written consent.

         6.4 COMPLIANCE WITH LAWS; PROHIBITION ON RESALE AND RELICENSING OF PRODUCTS. In the

End-User Agreement and in other agreements, contracts and arrangements with its Corporate/Institutional Accounts, VAR shall require each of its Corporate/Institutional Accounts to limit its actions (including the actions of its Authorized Users) and use of the HealthGate Series of Products to conform to applicable laws regarding the export of re-export of any information, or any process, product, or service, to countries specified as prohibited destinations, including the Regulations of the U.S. Department of Commerce and/or the U.S. State Department, to the extent applicable. Corporate/Institutional Accounts and Authorized Users of the Co-Branded Site shall be prohibited from reselling or re-licensing the HealthGate Series of Products or any portion thereof without the express written consent of VAR and HealthGate (which consent may be withheld for any reason or for no reason). VAR shall be responsible for enforcing this prohibition and having appropriate written limitations of the use of the HealthGate Series of Products with all its Corporate/Institutional Accounts or other users of the Co-Branded Sites. VAR shall have all Authorized Users register with VAR or the Corporate/Institutional Account in a manner acceptable to HealthGate and such registration information shall be available for review by HealthGate upon written request.

VII. NEW PRODUCTS AND QUARTERLY MUTUAL NON-DISCLOSURE

         7.1 INCLUSION OF NEW HEALTHGATE PRODUCTS If during the term of this Agreement, HealthGate develops or promotes new products or services (including new content sources) which HealthGate offers for resale or licensing through HealthGate's value added reseller network ("New VAR Products and Services"), then HealthGate shall permit VAR to also promote, sell and license such New VAR Products and Services.

         7.2 QUARTERLY INFORMATIONAL MEETINGS. Representatives of HealthGate and VAR shall meet quarterly to share information concerning products, services, promotions, marketing and technical matters. The purpose of such meetings shall be to plan for improvements to existing HealthGate Series of Products and to coordinate future marketing and other activities. Neither party shall be obligated to provide confidential information in such meetings; however, if confidential information is disclosed in such meetings, the recipient of such confidential information shall use reasonable care, but in no event no less than the same degree of care that it uses to protect its own confidential and proprietary information of similar importance, to prevent the unauthorized use, disclosure, publication or dissemination of such confidential information. Additionally, the recipient agrees it is accepting the confidential information for the sole purpose of licensing and sales pursuant to this VAR Agreement and the recipient agrees not to use such confidential information otherwise for its own or any third party's benefit.

VIII.  ADMINISTRATORS; CONTACT PERSONS.

         8.1 ADMINISTRATORS. The parties each hereby designate an Administrator to receive notices, and any other contact between parties pursuant to this Agreement.

HealthGate's Administrator is:

         ------------------
         HealthGate Data Corp.
         380 Pleasant Street, Suite 230
         Malden, MA  02148

         1-781-321-6000 x____ (voice)
         1-781-321-2262 (fax)
                  @healthgate.com (electronic mail)
         ---------

VAR's Administrator is:

         -----------

         -----------
                     (voice)
         -----------
                     (fax)
         -----------
                     (electronic mail)
         -----------

         Either party may change its Administrator pursuant to written notice to the other party containing an express reference to this Agreement.

IX.      DISPUTE RESOLUTION

         9.1 GOOD FAITH DISCUSSIONS. The parties hereto agree to meet and confer in good faith to resolve any problems or disputes that may arise under this Agreement.

         9.2 ARBITRATION. Any dispute or controversy between the parties, including a fee dispute or a dispute arising from an alleged material breach of this Agreement by a party, shall, on written request of one party served on the other, be submitted to arbitration. Any arbitration shall be conducted before a panel of three arbitrators in accordance with the then existing Rules for Commercial Arbitration of the American Arbitration Association and judgment upon any award rendered by the arbitrator(s) may be entered by any State or Federal court having jurisdiction thereof. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. The decisions of the arbitrators shall be final and conclusive upon all parties and judgment upon the award may be entered in any court of competent jurisdiction. The arbitrators may assess costs, including counsel fees, in such manner as they deem fair and equitable. The arbitration shall be conducted in Boston, Massachusetts unless otherwise mutually agreed by the parties.

         9.3 INJUNCTIVE RELIEF. VAR acknowledges that in the event of a breach of certain sections of this Agreement, including, without limitation Article V and Sections 4.4(b) and 6.4, HealthGate may not have an adequate remedy at law and may suffer irreparable damage and injury. Therefore, in addition to any other remedy available, VAR agrees that if it violates any of the provisions of
Article V or Sections 4.4(b) or 6.4, HealthGate shall be entitled to seek injunctive relief by a court of competent jurisdiction.

X.  MISCELLANEOUS

         10.1 CONFIDENTIAL INFORMATION. Unless otherwise agreed to in writing signed by the authorized representatives of both parties, neither party shall provide the other party with information that is confidential or proprietary to itself or any third party. Accordingly, no obligation of confidentiality of any kind is assumed by, or shall be implied against, either party by virtue of its discussions and/or correspondence with the other party or with respect to any information received (in whatever form or whenever received) from the other party under this Agreement or in activities related thereto.

         10.2 LIMITATIONS ON DAMAGES. Neither party shall be entitled to indirect, incidental, or consequential damages, including lost profits based on any breach or default under this Agreement. This limitation shall not apply to any liabilities based on obligations to third parties. In no event shall HealthGate be liable under this Agreement to VAR for damages exceeding the amounts paid by VAR under this Agreement.

         For any period of time in which the HealthGate Site is not available to Authorized Users or not properly functioning through the Co-Branded Site due to actions or inactions by HealthGate, VAR's remedy shall be limited to an abatement of that portion of the License Fee attributable to the period of time of which the HealthGate Site is unavailable or not functioning.

         10.3. FREEDOM OF ACTION. Except as set forth in Section 2.2, nothing in this Agreement shall be construed as prohibiting or restricting either party from independently developing or acquiring and marketing materials and/or programs that are competitive with the Co-Branded Sites.

         10.4 INDEPENDENT CONTRACTOR. HealthGate and VAR are and shall remain independent contractors with respect to all matters pursuant to the Agreement.

         10.5 NO ASSIGNMENT. VAR may not sell, transfer, assign, or subcontract, any right or obligation set forth in this Agreement without the express advance written consent of HealthGate.

         10.6 AMENDMENTS IN WRITING. No amendment, modification, or waiver of any provision of this Agreement shall be effective unless it is set forth in a writing that refers to this Agreement and is executed by an authorized representative of both parties. No failure or delay by either party in exercising any right, power, or remedy will operate as a waiver of any such right, power, or remedy.

        10.7 THIRD PARTY RIGHTS. This Agreement is not intended and shall not be construed to create any rights for any third party.

         10.8 FORCE MAJEURE. Neither party shall be liable nor deemed to be in default of its obligations hereunder for any delay or failure in performance under the Agreement or other interruption of Service resulting, directly or indirectly, from acts of God, civil or military authority, act of the public enemy, war, accidents, natural disasters or catastrophes, strikes, or other work stoppages or any other cause beyond the reasonable control of the party affected thereby. However, each party shall utilize it best good faith efforts to perform such obligations to the extent of its ability to do so in the event of any such occurrence or circumstances.

         10.9 GOVERNING LAW. The validity, interpretation, and performance of this Agreement shall be governed by and construed in accordance with the internal laws and not the law of conflicts of the Commonwealth of Massachusetts.

         10.10 ENTIRE AGREEMENT; SEVERABILITY. This Agreement, together with the Schedules and other attachments referenced herein, contains a full and complete expression of the rights and obligations of the parties. This Agreement supersedes any and all other agreements, written or oral, made by the parties. If any provision of this Agreement is finally held by a court or arbitration panel of competent jurisdiction to be unlawful, the remaining provisions of this Agreement shall remain in full force and effect to the extent that the parties' intent can be lawfully enforced.

         10.11 EXHIBITS. All exhibits and attachments referenced in this Agreement are incorporated herein as though set forth in full. If any provision of this Agreement conflicts with any Exhibit to this Agreement, this Agreement shall control with respect to the subject matter of such Exhibit.

         10.12 CAPTIONS & HEADINGS. The headings, titles and captions of the sections of this Agreement and the Exhibits and Attachments are inserted only to facilitate reference, and they shall not define, limit, extend or describe the scope or intent of this Agreement or any provision hereof or any Exhibit or Attachment hereto, and they shall not constitute a party hereof or affect the meaning or interpretation of this Agreement or any part hereof.

         10.13 OPERATION OF HOT SITE. HealthGate is currently investigating the use of appropriate alternate sites for its data center. These sites will serve as alternative sites or "hot sites" in the event of disaster or any other causes of interruption of service at its data center facilities. Additionally, these sites will serve as high-bandwidth access sites for HealthGate's international clients and partners. VAR is encouraged to submit candidates for the hot sites, including VARs data center(s).

         10.14 YEAR 2000 - The PROGRAMS(S) requiring date data input of four digit date years. Provided that input to the PROGRAM(S) comply with this requirement, for each PROGRAM(S) shipped by VENDOR, VENDOR warrants to DGC and to the END USER, if any, that the PROGRAM(S) shall, for a period that commences on such shipment and expires ninety (90) calendar days successful installation, or March 31, 2001, whichever occurs later, correctly process, calculate, compare and sequence data from, into and between the twentieth and twenty-first centuries, including leap-year calculations, when used in accordance with its user documentation and published specifications and any other requirements set forty in the applicable PROGRAM ATTACHMENT, provided that all hardware and software used in combination with such PROGRAM(S) properly exchange data therewith.

         10.15 ESCALATION OF PROBLEMS. Both parties wish to work together to assure an effective and efficient implementation, therefore both parties will have the right to escalate any issue through the other party's organization if they are not resolved in a timely manner. In the event that an issue cannot be resolved by the parties' respective Program Manager ("PROGRAM MANAGER"), the issue shall be referred to designated representatives of each party in the following manner. B. To prevent any significant disruption in any work for a PROGRAM ATTACHMENT, the following events will be automatically escalated: (a) Tasks scheduled but not completed during the month and there is a disagreement with respect to the source of delay and/or the rescheduling of such tasks; and (b) Issues that may result in a material change in project scope and therefore may require additional charges by VENDOR. Issues involving changes in scope that may be billable include, but are not limited to, the following: (a) requests for additional training or additional tailoring assistance, (b) project delays greater than one month or (c) material changes in the scope of interfaces and conversions. These issues must be resolved to the mutual written agreement of both parties before any material changes in scope are acted upon. C. The parties agree that unresolved issues reported will be discussed within ten (10) business days by the next level representatives identified in Exhibit 4 who shall work to resolve the issues amicably and expeditiously. Issues that remain unresolved will continue to be escalated to the next level of representatives in the same manner. Should such issue not be resolved via this escalation process, then the matter may be addressed in accordance with the Mediation of a PROGRAM Attachment processes set forth below.

         IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Agreement as of the date first written above:

HEALTHGATE DATA CORP.                       DATA GENERAL CORPORATION (VAR)


By: /s/ WILLIAM S. REECE                    By: /s/ ROBERT S. IACONO
   -------------------------------             -----------------------------
Name:  William S. Reece                     Name: Robert S. Iacono
Title:  Chief Executive Officer                  ---------------------------
                                            Title: VP, Worldwide Healthcare
                                                  --------------------------

                          SCHEDULE A. TO VAR AGREEMENT
                         ***DATA GENERAL CORPORATION***

                 THE HEALTHGATE SERIES OF PRODUCTS; LICENSE FEES & PRICES

The HealthGate Series of Products

The following collection of databases and content are available through HealthGate to the VAR for relicensing.

Health Communication System Pricing

Patient and Consumer Package                                             $20,000
--------------------------------------------------------------------------------
Consumer Series Content
Patient Series Content
        Included Features:
o     Customized "Web-zines" for front page of the articles
      o     Three article per magazine per month
o     Standard "Send to a friend"
o     Quarterly reports on the usage
o     Authentication for Patient and Professionals
      o     1500 authentication cards with hospital ID number
o     Customized "Intelligent promotional" Service
      o     Includes hosting of up to 10 banner ads
o     Customized "Commercial advertising and sponsorship" spots

Required customization and implementation (one-time,
non-discountable fee)                                                    $ 7,000

o     A Standard design template
o     Customized coloring scheme
o     Customized sizing of the templates
o     Customized logo placement
o     Customized front page for each of the selected series
o     Customized linking to and from the Institution's Web site
o     Limited Customized authentication scheme, including combination of
      o     Linked URL
      o     Linked Domain address
      o     Password and Username
o     Customized Quarterly usage report
o     User support at HealthGate

Additional optional Features
o     Printing Module for the Patient Series                             $ 2,000
o     School Nurse Communication module                                  $ 2,000

o     Customized "Send to..." from the local address book                $ 2,000
o     Additional banner ads, package of 5                                $ 1,000
o     Resource Locator Module with content sensitive links               $ 5,000
      o     Find a doctor
      o     Find a facility
      o     Find a service
                                                     Total               $39,000

            If the entire package, including the optional features, is ordered in advance, the cost is discounted to:
                                                                         $35,000

Professional Package                                                     $20,000
--------------------------------------------------------------------------------

Included Content

o     MEDLINE
o     AIDSLINE
o     AIDSDRUGS
o     AIDSTRIAL
o     CANCERLIT
o     BIOETHICSLINE
o     HEALTHSTAR
o     Drug Information Handbook
o     PsycINFO; 5000 citations
o     EMBASE; 2,000 citations
o     CMEs unlimited for 100 physicians
o     Cinahl
o     Reuter's MedNews
o     Detwilers Directory
o     Doody's Book Review

Included Features

o     Standard "Send to a friend"
o     Quarterly reports on the usage
o     Authentication for Professionals
o     750 authentication cards with hospital ID number
o     "Intelligent promotional" Service
o     Includes hosting of up to 10 banner ads
o     Commercial advertising and sponsorship Module

Required customization and implementation                               $7,000**
(If the Professional Package is implemented with the Patient and Consumer package this 2nd implementation fee is waived.)

Additional optional content or features

o     Ageline                                                          $ 2,500
o     Additional CMEs unlimited for 50 physicians                      $ 5,000
o     Additional PsycINFO; 5,000 citations                             $ 3,000
o     Additional EMBASE; 2,000 citations                               $ 3,000
o     Customized "Send to a librarian"                                 $ 1,000

                  Sub-total of options                                 $14,500

                  Total with all options                               $34,500
      **If implementation fee is required                              $41,500

All above prices are based on annual contracts and an average of 10,000 daily page views for sponsorship-based licenses or 5,000 daily page views for non-sponsorship-based licenses. (If a customer accepts sponsorship and advertising on the Co-Branded Site, their package includes an extended per day usage). For the purposes of this Agreement, a "Page View" is defined as each HTML page, non-HTML page, or detailed record citation of the Products viewed by the Authorized User of VAR's Corporate/Institutional Account(s). The "Usage" and "Overage Fees" are described in Schedule E.

Description of the Patient and Consumer Series

The Patient Series

This series provides education materials for the organization's patient population (including several in both English and Spanish), as well as a place for patients to do independent research on conditions and diagnoses. The use of this series is restricted to the organization's patient population. This series is password protected and requires user registration.

      Adult Health Advisor
      Behavioral Health Advisor
      Pediatric Health Advisor
      Woman's Health Advisor
      Seniors Health Advisor
      Well-Connected Patient Education Reports

The Consumer Series

Content in the Consumer Series is available to users on healthcare organization's internet, intranet and extranet sites via a link to the "Co-Branded Site". This series is not password protected, does not require user registration, and allows unrestricted access via the "Co-Branded Site".

      Reuters Health eLine
      The Wellness Center
      Complete Guide to Prescription and Non-Prescription Drugs
      MDX Complete Guide to Symptoms, Illness, and Surgery
      DPH - Diagnostic Procedures Handbook
      Healthy Eating
      Healthy Parenting
      Healthy Sexuality
      Healthy Woman
      Healthy Man
      Healthy Mind

VAR and HealthGate agree that other content and databases may be added to the Products upon written mutual agreement of both parties from time to time and in writing. Additionally, HealthGate reserves the right to substitute a database or content in the event a listed database or content become unavailable or cost prohibitive as determined by HealthGate.

License Fees.

      License Fees. The annual license fees for the Health Communication System packages and features that comprise the HealthGate Series of Products payable by are 70% of the fees listed above, excluding the customization and implementation fee, which is non-discountable.

      Payment and Invoicing of License Fees and Set-up Charges. Annual license fees and set-up charges, as applicable, are payable by VAR to HealthGate upon the execution of the End-User Agreement (Schedule E). VAR will remit a purchase order and a signed and completed End-User Agreement for each Corporate/Institutional Account. HealthGate will invoice VAR for such License Fee(s) and Set-up charges.

      Adjustments to Fees. HealthGate may adjust the license fees for the Products at any time and from time to time twelve months after the effective date of this Agreement and the adjustments shall be effective sixty (60) days following written notice to VAR of the fee changes (the "Fee Adjustment Date"). Such fee adjustments shall be based solely on increases on HealthGate's licensing and copyright cost. The adjustments to fees will not impact the

Corporate/Institutional Accounts with valid agreements during the initial term of their contracts. Except as otherwise permitted in such contracts, the adjustment to fees may, however, impact all new and renewal contracts that become effective after the "Fee Adjustment Date".

      Fees Related to Additional Products. Notwithstanding anything to the contrary contained in the fee adjustment procedures described in this Agreement or the fee schedule set forth above, any modification to the Products described in this Schedule A may be accompanied by additional fees as determined by HealthGate and approved in writing by VAR prior to initiation of such modification.


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

                           SCHEDULE B TO VAR AGREEMENT
                         ***DATA GENERAL CORPORATION***

              ADVERTISING / SPONSORSHIP AND OTHER FEE ARRANGEMENTS

Commercial Advertising Spots and Promotional Spots

      The Co-Branded Site allows for advertising and sponsorship messages to be served to the Authorized Users of each Corporate/Institutional Account of the VAR. The areas of the Co-Branded Site that are targeted for this function shall be referred to as "Commercial Advertising and Sponsorship Spots". In the End-User Agreement, each Corporate/Institutional Account of the VAR may accept or reject this option.

Additionally, the Co-Branded Site allows for the Corporate/Institutional Account to serve messages on behalf of itself, its donors, corporate and commercial partners. The areas of the Co-Branded Site that are targeted for this function shall be referred to as "End-User Promotional Spots".

End User Promotional Spots

The Corporate/Institutional Account shall have the exclusive right to sell and market the End-User Promotional Spots of the Co-Branded Site to its internal departments, its donors, corporate and commercial partners. HealthGate will serve the messages on the End-user Promotional Spots of the Co-Branded Site for a one-time fee of $100 per campaign ad or message.

      The revenues associated with the End-User Promotional Spots of the Co-Branded site are earned and retained exclusively by the Corporate/Institutional Account. Except for the $100 campaign fee(s) noted above, neither HealthGate nor the VAR participates in any share of such revenues or affiliated expenses.

Commercial Advertising and Sponsorship Spots

      If the Commercial Advertising and Sponsorship Spot option is selected by VAR's Corporate/Institutional Account, HealthGate shall have the exclusive right to sell and serve advertising on the Commercial Advertising and Sponsorship Spots of the Co-Branded Site. The Corporate/Institutional Account will have the right to approve or reject each advertiser or sponsor.

Allocation of Commercial Advertising and Sponsorship Spots Revenue

      The revenues associated with the Commercial Advertising and Sponsorship Spots of the Co-Branded site are earned and collected by HealthGate. HealthGate shall share the Net Advertising and Sponsorship Revenue (as defined below) associated with the Commercial Advertising and Sponsorship Spots with the VAR and the Corporate/Institutional Account as set forth below. "Net Advertising and Sponsorship Revenue" shall equal all advertising and sponsorship revenue actually collected for the Co-Branded Site, less HealthGate's reasonable expenses associated with such advertising revenue, provided such reasonable expenses shall not exceed 20% of such advertising and sponsorship revenue.

--------------------------------------------------------------------------------
Net Advertising and     HealthGate's      VAR's        Corporate/Institutional
Sponsorship                share          Share        Account's share
Revenue
--------------------------------------------------------------------------------
$0 to twice the             40%            10%                50%
amount paid by the
end-user for the
HealthGate
collection
--------------------------------------------------------------------------------
Over twice the              90%            10%                 0%
amount paid by the
end-user for the
HealthGate
collection
--------------------------------------------------------------------------------

Commercial Advertising and Sponsorship Spots Statements and Payments

      HealthGate will render a quarterly statement ("Statement") to VAR and its Corporate/Institutional Account of the sales and collections of Commercial Advertising and Sponsorship Spots revenue relating to the Co-Branded Site within thirty (30) days after the end of a quarter. Payments to VAR and its Corporate/Institutional Account for their respective share of Net Advertising and Sponsorship Revenue that has been collected by HealthGate shall accompany each Statement for the reported period.

Finder's fee for Advertising and Sponsorship

      In addition to the above schedules, VAR will earn a Finder's fee for introducing and facilitating the sale of advertising and sponsorship on a Co-Branded Site to the VAR's corporate clients and partners. Each of these introductions needs to be registered in writing with HealthGate. Within 10 days of such registration, HealthGate will notify the VAR of the eligibility of the account for Finder's fees (without limiting the requirement for eligibility, potential advertisers which HealthGate has already contacted prior to VAR's introduction shall not be eligible for finder's fees). VAR will earn a finder's fee, for all eligible accounts, equal to 10% of the first two years of advertising and sponsorship revenues collected through transaction with the referred eligible accounts. The reporting and payment for all such finder's fees shall be included in the quarterly Statements reporting on Commercial Advertising and Sponsorship Spots revenue.

Audit Rights

      During the Term of this Agreement and for a period of one (1) year thereafter, VAR and HealthGate will each maintain accurate and complete books and records, including copies of all customer and other correspondence, relating to such party's performance of its obligations under this Agreement.

      Both parties will have the right, no more than once in any twelve (12) month period, to audit the other party's books and records which are relevant to this Agreement as provided for herein upon ten (10) days' prior written notice; provided however, such audit shall not unreasonably interfere with the business of either party. Such audits shall be conducted solely by an independent CPA (Certified Public Accountant) firm hired on other than a contingency fee basis.

                           SCHEDULE C TO VAR AGREEMENT
                         ***DATA GENERAL CORPORATION***

           SETUP CHARGES, PROFESSIONAL SERVICES AND CUSTOM DEVELOPMENT

Setup Charges

HealthGate will design, develop, host and maintain the Co-Branded Sites for VAR's Corporate/Institutional Accounts. HealthGate offers customization from a broad selection of design templates and standard functions to address rapid development requirements of most clients. Each Co-Branded Site has an affiliated setup charge of $7,000 that includes:

o     A Standard design template
o     Customized coloring scheme
o     Customized sizing of the templates
o     Customized logo placement
o     Customized front page for each of the selected series
o     Customized front page for the Healthy web-zines
o     Customized linking to and from the Corporate/Institutional Account's
      WEB site
o     Customized "End-user promotion" spots
o     Customized "Commercial advertising and sponsorship" spots
o     Limited Customized authentication scheme
      o     Linked URL
      o     Linked Domain address
      o     Password and Username
o     Customized Quarterly usage report
o     Send-to-a-friend and send-to-a-colleague functions
o     User support at HealthGate

Professional Services and Custom Development

HealthGate offers additional customization services beyond what is described in the above Setup Charges. These additional services are treated as separate projects and HealthGate will assist the VAR in defining a Statement of Work and pricing the Custom Development effort per project. Examples of such services are:

o     Corporate/Institution Account Web-site design and development
o     Corporate/Institution Account Web-site hosting
o Integration of the Co-Branded Site with other Corporate/Institution Account's applications
o     Personalization functions
o     Commissioning of customized articles and editorials for the Co-Branded
      Site

                           SCHEDULE D TO VAR AGREEMENT
                         ***DATA GENERAL CORPORATION***

                                  VAR Territory

VAR Territory

In consideration of VAR's acceptance of a proposal sent to Peter Stone, from a period beginning June 1, 1998 and continuing until June 30, 1999, VAR has the exclusive right to resell the HealthGate product and services listed in Schedules A and C to its current installed base of MEDITECH hospitals. The installed base is defined as any MEDITECH/Data General account, world-wide, that has purchased Data General equipment, software or services in conjunction with a MEDITECH system. If any new MEDITECH/Data General account, has already been a HealthGate customer either directly through HealthGate or another re-seller, then the customer has the right to continue to purchase from its original source, or Data General.

Renewal of Exclusive Territory

If VAR has successfully sold twenty-five (25) accounts (including the thirteen
(13) accounts described in the above-mentioned proposal accepted by VAR) by June 30, 1999, the exclusive territory will be renewed for another conditional 6 months. In the event that VAR sells fewer than 25 licenses by June 30, 1999, the exclusive right shall revert to a non-exclusive right for the remainder of this Agreement, as defined in section 4.1 of this Agreement.

                         SCHEDULE E OF SUPPORT SERVICES

The following sets forth the SUPPORT SERVICES to be provided to DGC by VENDOR for PROGRAM(S) for which DGC is entitled to receive SUPPORT SERVICES in accordance with the applicable PROGRAM ATTACHMENT, and payment by DGC of the applicable annual Support Services Fees, provided in the Program Attachment, for EACH End User licensed by or through DGC.

1.    DEFINITIONS

      A. "UPDATE" - means any subsequent release of or change to each PROGRAM(S), containing a bug fix, enhancement, modification, or addition to the functionality or specifications of the immediately prior release, which does not meet the requirements for designation as a VERSION.

      B. "VERSION" - means any subsequent release of or change to a PROGRAM(S) that contains a substantial functional enhancement to the immediately prior release and is marketed by VENDOR in the following manner:

            1) such release is made generally available to VENDOR's customers under a model number or designation different from that used for the immediately prior release, and

            2) such release is made generally available to users of the immediately prior release at a charge that is separate from and in addition to both the original licensing fee and the usual and customary support fees charged for support and bug fixes by VENDOR, and

            3) VENDOR continues to separately market and support only the immediately prior release, while also offering support and bug fixes for such subsequent release.

2.    NAMED CONTACTS

      DGC shall designate in writing, as the only DGC representatives authorized to contact VENDOR's support center, the names of one Primary and one Secondary Support Contact. DGC reserves the right to change such names when appropriate.

3.    SCOPE

      DGC will provide the point of first-call contact to DGC customers. VENDOR will provide the services described herein ("SUPPORT SERVICES") to DGC. DGC will have access to any expanded services, service locations and service hours that VENDOR makes available to its other distributors. The right to use and distribute UPDATES for previously issued licenses for PROGRAM(S) is included in the related SUPPORT SERVICES Fees for each End User as provided in the Program Attachment. Payment of the SUPPORT SERVICES Fee does not entitle DGC to receive or distribute VERSIONS at no additional charge from VENDOR. DGC is not obligated to obtain or distribute any VERSION but VENDOR is only obligated to support the then current and the immediately prior release. VENDOR agrees, at its then current standard charges and terms, to make enhancements, changes, modifications, and additions to PROGRAM(S), in addition to those required or provided by SUPPORT SERVICES, as may be reasonably requested by DGC.

4. NOTICE AND FORMAT

      Prior to issuing any new release, VENDOR shall send DGC notice of the existence of a new release, specifying the exact release designation to be used by VENDOR for such release.

      Each new release of PROGRAM(S) shall demonstrate i) compatibility with the applicable computer hardware and related operating system, and iii) compliance with VENDOR's internal quality control and assurance procedures. UPDATES containing relatively minor changes may be made available with the documentation changes specified in a separate release notice. UPDATES that contain major modifications or enhancements, and VERSIONS, shall be made available with the changes integrated into a revised set of documentation. VENDOR shall notify DGC in writing, no later than the shipment date thereof, of the problems that are solved and those that remain therein, and shall send documentation appropriate thereto. The new release shall be supplied as an installable module or a complete release, and sent to End User(s) on magnetic media or as an electronically transferred file to a End User(s) End User(s) host computer.

5.    SUPPORT PERIOD

      The Support Period shall be for one year from the date of payment of the applicable Support Services Fee(s).

6.    BETA-TESTING

      At DGC's request, VENDOR shall evaluate DGC for use as a beta-test site for UPDATES and VERSIONS.

7.    PHONE-CALL SUPPORT

      Phone-call support allows DGC's technical support to obtain information directly from VENDOR's support organization. This service is used in connection with the following:

            A. Telephone Support Hot-line - VENDOR answers DGC's calls related to operation, sysgen and installation, configuration, documentation, general product information, and Software Trouble Reporting (STR) and Resolution services. The hotline service will be available from 8 A.M. to 8:00 P.M. Eastern Time. With regard to PROGRAM(S), DGC will attempt to reproduce the problem and DGC shall not normally contact VENDOR's support organization if the problem is i) related to installation, ii) covered in a listing of known problems and responses previously provided by VENDOR to DGC, or iii) caused by a defect or problem in DGC hardware or the DG/UX operating system.

            B. Product Newsletter - DGC provides and uses for support purposes an on-line product newsletter describing proposed changes, future releases, information on compatibility and third party software or hardware, tips and techniques, articles, and known problems and solutions not covered in the STR database, as well as general information. VENDOR will provide relevant information to DGC, of the type that VENDOR generally provides to its other distributors and users, for inclusion in this newsletter.

            C. Known Problems - VENDOR will provide DGC with information concerning known problems, including, but not limited to, a description, workarounds, and fixes.

            D. Monthly Summary of Escalated Calls - VENDOR agrees to summarize all responses to all unresolved STRs in a monthly written report that will be provided to DGC within ten (10) days after the end of each month, and shall include a description of the specific problem resolution actions taken or contemplated, and the status of VENDOR's remedial efforts and anticipated time of solution.

8.    TROUBLE REPORTING AND RESOLUTION

      The following process will be used in the support of the DGC customers the VENDOR and DGC. The VENDOR will establish a 1-800 pager number and email address to facilitate the exchange of information with the DGC customer support center. The VENDOR will be responsible to provide customer service delivery for their application programs until the service call is closed by the DGC customer support center.

      The Service Call Process:

            A. Customer contacts DGC support center via 1 800 DGHELPS hotline.

            B. DGC support personnel perform initial problem determination in order to establish if the problem is a DG hardware, DG system software or VENDOR software related. If the problem is DG hardware or system software related DG is responsible to render service to the customer.

            C. If DGC's support organization believes the problem is related to the VENDORS software, the DGC support center will electronically email the VENDOR a document detailing the problem and including DGC's service request reference numbers.

            D. DGC will follow up the email by paging the VENDORS on call support organization. The page will detail a phone number at which the VENDORS support organization can reach the DGC representative who is in contact with the customer. The DGC and VENDOR representatives will discuss the service problem and establish if the VENDOR will now take responsibility for the service call.

            E. In the event the service problem is the VENDORS responsibility, the VENDOR will contact the DGC customer and render service.

            F. When the service problem is corrected by the VENDOR, the VENDOR will electronically email a call closed report to the DGC customer support center detailing the action required to fix the problem.

            G. The DGC customer support center will then close the service call.

            H. In the event that the VENDOR determines that the service problem is a DGC hardware or system software problem then the VENDOR will call the 1 800 DGCHELPS hotline and use the reference number that has been sent to the VENDOR via email for this service problem to inform DGC customer support center that the problem remains open and requires DGC attention. The VENDORS responsibility for the call will remain open until the DGC customer support center verifies the problem is DGC harware or system software related.

9.    COMMUNICATION MECHANISM

      With the mutual consent of both parties, communication between the two companies will be by electronic mail and direct file transfer. Data transmission between the two systems shall be by common carrier. Additional communication links may be established.

10.   ADDITIONAL SUPPORT

      VENDOR hereby agrees to provide DGC with reasonable assistance in order for DGC to respond to requests for bids or demonstrations involving PROGRAM(S).


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